Exhibit 10.6

$60,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of September 20, 2016

Among

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED,

as Borrower,

THE LENDERS PARTY HERETO,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Joinder
Exhibit C	Form of Permitted Loan Purchase Assignment and Acceptance

Schedule 1.01A	Immaterial Subsidiaries
Schedule 1.01B	Unrestricted Subsidiaries
Schedule 2.01	Initial Lenders
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.06(a)	Subsidiaries
Schedule 3.06(b)	Subscriptions
Schedule 3.10	Taxes
Schedule 3.15	Intellectual Property
Schedule 3.16	Anti-Money Laundering Laws
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

-v-

TERM LOAN CREDIT AGREEMENT, dated as of September 20, 2016 (this “Agreement”), among CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED, a Gibraltar private limited liability company (the “Borrower”), the LENDERS party hereto from time to time, and Wilmington Trust, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Administrative Agent and the Lenders have agreed to enter into this Agreement, pursuant to which the Lenders will provide Loans (as defined below) to the Borrower subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement (including the recitals hereto), the following terms shall have the meanings specified below:

“Additional Term Loan Facility” shall mean an additional credit facility entered into on or about the Closing Date consisting of term loans to the Borrower in an aggregate principal amount not to exceed $40 million; provided, that the Additional Term Loan Facility shall be pari passu with the Loans hereunder.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean (a) when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and (b) when used with respect to the Borrower, in addition to any “Affiliate” specified in the foregoing clause (a), shall include the Fund and any person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Fund.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.21(a).

“Affiliate Loan” shall have the meaning assigned to such term in Section 2.13(a).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to the Borrower, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and acknowledged by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A to this Agreement or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean, with respect to any person, when such person files a petition or application seeking relief under the U.S. Bankruptcy Code (or other insolvency law) or becomes the subject of a bankruptcy or insolvency or examinership proceeding, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, examiner or similar person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent (acting at the written direction of the Required Lenders), has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the U.S. or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permits such person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof accounted for as a liability at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Claire’s Stores shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by persons who were neither (A) nominated or approved by the Board of Directors of Claire’s Stores or the Borrower or a Permitted Holder, (B) appointed by directors so nominated or approved nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under any Material Indebtedness or any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing or any Disqualified Stock (to the extent the aggregate amount of the applicable Disqualified Stock exceeds $35 million); or

(b) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Claire’s Stores” shall mean Claire’s Stores, Inc., a Florida corporation.

“Closing Date” shall mean the date on which the conditions precedent set forth in Article IV have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall be entitled to receive any greater amount pursuant to Section 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender.

“Consolidated Debt” at any date shall mean the sum of (without duplication) the principal or face amount, regardless of whether GAAP would require a different amount to be recited on the balance sheet of the Borrower, of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries, in each case, as determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, and expenses or charges related to any offering of Equity Interests or debt securities of Holdings or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), in each case, shall be excluded;

(ii) any net after tax income or loss from abandoned, closed or discontinued operations and any net after tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(iii) any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(iv) any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments resulting from fair-value accounting required by the applicable standards under GAAP shall be excluded;

(v) (A) the equity interest in the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A);

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(viii) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to GAAP shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(x) expenses associated with additional accruals and reserves that were established or adjusted within twelve months after February 28, 2012 and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under GAAP and related interpretations shall be excluded;

(xii) to the extent otherwise included in Consolidated Net Income any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances shall be included;

(xiv) an amount equal to the amount of any Restricted Payments actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06 shall be included as though such amounts had been paid as income taxes directly by such person for such period;

(xv) any (a) one-time non-cash compensation charges, (b) costs and expenses after February 28, 2012 related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under Code Sections 280G and 4999 and the acceleration of options) or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on February 28, 2012 of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded; and

(xvi) solely for the purpose of determining the amount available for Restricted Payments under clause (b) of the definition of Cumulative Credit, the difference, if positive, of the Taxes of the Borrower and its consolidated Subsidiaries on a consolidated basis calculated in accordance with GAAP and the actual Taxes paid in cash by the Borrower and its consolidated Subsidiaries during such period shall be included.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $50 million, plus:

(b) solely to the extent that (x) the Fixed Charge Coverage Ratio of the Borrower after giving effect to the applicable use of the Cumulative Credit would be at least 2.0:1.0 on a Pro Forma Basis and (y) the Borrower’s Consolidated Leverage Ratio (as defined in the Senior Secured First Lien Notes Indenture as in effect on the Closing Date) would be less than 6.0:1.0 on a Pro Forma Basis consistent with such definition of Consolidated Leverage Ratio (it being understood that if any amount is utilized pursuant to this clause (b), such amount shall continue to be taken into account for purposes of determining the Cumulative Credit notwithstanding whether the foregoing ratios are satisfied at the time of any subsequent determination), 50% of the Consolidated Net

Income of the Borrower and its Subsidiaries for the period (taken as one accounting period, the “Reference Period”) from January 29, 2012, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(c) 100% of the aggregate amount, including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash, received by the Borrower and its Subsidiaries after February 28, 2012 (other than any amount that was relied upon as the basis for the permissibility of any transaction pursuant to Section 6.04(x) or Section 6.09(b)(i)(B)) from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock), including Equity Interests issued upon exercise of warrants or options, plus

(d) 100% of the aggregate amount of contributions to the capital of the Borrower and its Subsidiaries received in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash after February 28, 2012 (other than any amount that was relied upon as the basis for the permissibility of any transaction pursuant to any other provision of Section 6.04, Section 6.06 or Section 6.09 other than the Cumulative Credit), plus

(e) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Subsidiary issued after February 28, 2012 (other than Indebtedness or Disqualified Stock issued to a Subsidiary and other than Junior Financing converted pursuant to Section 6.09(b)(i)(C)) which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock), Claire’s Stores or any Parent Entity (provided in the case of Claire’s Stores or any Parent Entity, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(f) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary from:

(1) the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Investments made by the Borrower and its Subsidiaries in reliance on the Cumulative Credit and from repurchases and redemptions of such Investments from the Borrower and its Subsidiaries by any person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Investments in reliance on the Cumulative Credit,

(2) the sale (other than to the Borrower or a Subsidiary of the Borrower) of the Equity Interests of an Unrestricted Subsidiary to the extent of any Investment therein from the Cumulative Credit, or

(3) a distribution or dividend from an Unrestricted Subsidiary to the extent of any Investment therein from the Cumulative Credit, plus

(g) in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Subsidiary that is not an Unrestricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any other Subsidiary, the Fair Market Value (as determined in good faith by the Borrower) of the Investment of the Borrower in such Unrestricted Subsidiary that was made in reliance on the Cumulative Credit at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); minus

(h) the aggregate amount of Investments made pursuant to Section 6.04(b)(iii)(y) and (j)(ii) and payments in respect of Junior Financing made pursuant to Section 6.09(b)(i)(E) following the Closing Date.

“Debt Fund Affiliate Lender” shall mean entities managed by the Fund or funds advised by its affiliated management companies that are primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Borrower has the right to make any investment decisions.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Final Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes (including any penalties and interest related to such Taxes or arising from Tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, key money expense, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(v) restructuring charges or reserves,

(vi) any other non-cash charges; provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period and any other item specifically identified in the definition of “Consolidated Net Income” or in this definition of “EBITDA”),

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $6 million and 2.0% of EBITDA for such four quarter period, plus any reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.0% of the value of transactions permitted hereunder and entered into by Holdings and the Subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services, plus (iv) the payment of the present value of all amounts payable pursuant to any agreement described in this subclause (vii) of this clause (a) in connection with the termination of such agreement,

(viii) the amount of loss on sale of receivables and related assets to a Special Purpose Receivables Subsidiary in connection with a Permitted Receivables Financing,

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower solely to the extent that such net cash proceeds are excluded from the calculation of Cumulative Credit (including any payment of dividend equivalent rights to option holders),

(x) non-cash stock compensation expense including GAAP charges associated with any long-term incentive plan now in effect or later established,

(xi) any non-cash charges associated with any income or loss from disposed, abandoned, discontinued operations or store closures to the extent not already captured in (a)(ii) of the definition of “Consolidated Net Income”, and

(xii) Exchange Transaction Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States or other Governmental Authority pursuant to which Sanctions have been imposed on any person, entity, organization, country or regime, including without limitation the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Embargoed Person” shall mean (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any applicable law (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, release or threatened release of, or exposure to, any hazardous material or to occupational health and safety matters (to the extent relating to the environment or hazardous materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Transaction Documents” shall mean the Offer to Exchange by Claire’s Stores, Inc., CLSIP LLC, Claire’s (Gibraltar) Holdings Limited, dated August 12, 2016 (as may be amended or supplemented), and all documents related to the exchange contemplated therein, including, without limitation, each of the “Term Loan Credit Agreements” referred to in such Offer to Exchange and attached thereto as Annexes A-1, A-2 and A-3, together with all collateral agreements, intercreditor agreements and other documents entered into in connection with any of the foregoing.

“Exchange Transaction Expenses” shall mean any fees or expenses incurred or paid by the Fund, Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of the Subsidiaries directly or indirectly in connection with the Exchange Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby including, without limitation, payments which are accelerated or increased by reason of the consummation of the Exchange Transactions.

“Exchange Transactions” shall mean, collectively, the transactions that have or will occur pursuant to the Exchange Transaction Documents.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) any income Taxes imposed on (or measured by) its net income (however denominated or franchise Taxes imposed in lieu of net income Taxes) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan, (x) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 2.19, any withholding Tax that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f) with respect to such Loan, and (d) any Taxes imposed under FATCA.

“Existing European Revolving Credit Agreement” shall mean that certain Multicurrency Revolving Facility Agreement, as originally dated as of October 2, 2014, as amended on July 15, 2015 and as amended and restated on September 20, 2016, by and among Claire’s (Gibraltar) Intermediate Holdings Limited, the guarantors party thereto and HSBC Bank PLC, as lender (as amended, restated, modified, replaced or refinanced from time to time).

“Existing Indebtedness” shall mean any of Claire’s Stores’ issued and outstanding 8.875% Senior Secured Second Lien Notes due 2019, 7.750% Senior Notes due 2020, 10.500% Senior Subordinated Notes due 2017 and PIK Senior Subordinated Notes exchanged for Loans hereunder in the Exchange Transactions.

“Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arms’-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code) as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter” shall mean that certain fee letter, dated as of even date herewith, between the Borrower and Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller (or the equivalents in the relevant jurisdictions) of such person.

“Final Maturity Date” shall mean September 20, 2021.

“Fixed Charge Coverage Ratio” shall have the definition ascribed to such term in the Senior Secured First Lien Notes Indenture as of the Closing Date.

“Fund” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of Apollo Management, L.P. or the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.10(b), 3.12, 5.03, 5.07 and 6.02(e) to a Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Holdings” shall mean Claire’s Inc., a Delaware corporation.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01A.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Lenders” shall mean each person specified on Schedule 2.01 that (a) becomes party hereto by executing and delivering a Joinder pursuant to Section 2.03 and (b) holds a Loan pursuant to Section 2.01 on the Closing Date.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean each February 15 and August 15, provided, that if any such date is not a Business Day, the Interest Payment Date shall be the next Business Day after such date.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Joinder” shall mean a Joinder Agreement substantially in the form of Exhibit B to this Agreement.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Lender” shall mean each Initial Lender (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement and any Note issued under Section 2.09(d).

“Loans” shall mean, collectively, the term loans made by the Lenders pursuant to Section 2.01.

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Claire’s Stores, the Borrower and the Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Claire’s Stores, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Claire’s Stores, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of Claire’s Stores, the Borrower and the Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Claire’s Stores, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of the Borrower or any Subsidiary in an aggregate principal amount exceeding $30 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean the earlier of (a) the date on which the outstanding Obligations become due and payable in accordance with the terms of this Agreement and (b) the Final Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Notes Offering Memorandum” shall mean the Offering Memorandum, dated September 6, 2012, in respect of additional Senior Secured First Lien Notes.

“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including PIK Interest and interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Administrative Agent or Lenders under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents.

“OID” shall have the meaning assigned to such term in Section 2.21.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest, penalties and additions related thereto (but not Excluded Taxes).

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) any person acquired in such acquisition, if acquired by the Borrower, shall be merged into the Borrower, and (v) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower shall not exceed the greater of (x) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $150 million.

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A by S&P or A by Moody’s;

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(h).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and an Affiliate Lender as an Assignee, as acknowledged by the Administrative Agent (if required by Section 9.04) in the form of Exhibit C or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided, that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $50 million at any time outstanding.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that such Indebtedness: (a) except with respect to Section 6.01(j), has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the shorter of (i) the remaining weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Final Maturity Date were instead due on such date one year following the Final Maturity Date; (b) has a stated final maturity that is not earlier than the earlier of (x) the final stated maturity of the Indebtedness being Refinanced or (y) 91 days following the Final Maturity Date; (c) to the extent such Permitted Refinancing Indebtedness is used to Refinance (i) Indebtedness junior in right of payment to the Loans or any Guarantee of the Loans, as applicable, such Permitted Refinancing Indebtedness is junior in right of payment to the Loans or such Guarantee, as applicable; and (d) shall not include Indebtedness of the Borrower that Refinances Indebtedness of an Unrestricted Subsidiary; provided, further, that clauses (a) and (b) above will not apply to any Refinancing of Indebtedness secured by a Lien.

“Permitted Senior Indebtedness” shall mean Indebtedness under the Existing European Revolving Credit Agreement or otherwise designated by the Borrower as Permitted Senior Indebtedness, not to exceed $50,000,000 in aggregate principal amount outstanding at any one time.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Amount” shall have the meaning assigned to such term in Section 2.13(a).

“PIK Interest” shall have the meaning assigned to such term in Section 2.13(a).

“PIK Senior Subordinated Notes” shall mean $183,556,002 aggregate principal amount of the Borrower’s 10.500% PIK Senior Subordinated Notes due 2017 issued pursuant to the PIK Senior Subordinated Notes Indenture and outstanding on the Closing Date.

“PIK Senior Subordinated Notes Indenture” shall mean the Indenture dated as of May 4, 2016, by and among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, under which the PIK Senior Subordinated Notes were issued, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of the Subsidiaries that the Borrower or any of the Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or (x) in the case of restructurings determined to be made, will occur within twelve months after the date of such certificate or (y) in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to any other calculation of the Total Net Secured Leverage Ratio, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or other relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or any other calculation of the Total Net Secured Leverage Ratio, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or other relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, (i) for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Exchange Transactions) and (2) all adjustments of the type used in connection with the calculation of Adjusted EBITDA as set forth in footnote 2 to the “Summary Historical Consolidated Financial Information” under “Summary” in the Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Required Lenders” shall mean, at any time, Lenders having a majority in the aggregate principal amount of the outstanding Loans of all Lenders; provided, that prior to a Bankruptcy Event, the portion of any Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” without giving effect to the foregoing proviso.

“Responsible Officer” of the Administrative Agent shall mean any officer within the department of the Administrative Agent administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Administrative Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement; and (b) of any other person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Senior Secured Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, (A) Indebtedness that in each case is then secured by a Lien and (B) Indebtedness of the Subsidiaries, less (ii) without duplication, the sum of (x) Unrestricted Cash and Permitted Investments of the Borrower and the Subsidiaries on such date plus (y) the lesser of (A) the Unrestricted Cash and Permitted Investments that would appear on an unconsolidated balance sheet of the Borrower on such date and (B) 25% of EBITDA for the relevant four quarter period used in calculating the Total Net Secured Leverage Ratio.

“Senior Secured First Lien Notes Indenture” shall mean, collectively, the Indenture dated as of February 28, 2012 under which Claire’s Stores issued its 9.00% Senior Secured First Lien Notes due 2019 in an aggregate principal amount of $1,125 million and the Indenture dated as of March 15, 2013 under which Claire’s Stores issued its 6.125% Senior Secured First Lien Notes due 2020 in the principal amount of $210 million, in each case, among Claire’s Stores, certain of its subsidiaries party thereto and the trustee named therein from time to time, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.07, 3.10, 3.11, 5.03 and 5.09, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Claire’s Stores, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, penalties and additions related thereto.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Total Net Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent applicable.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the Subsidiaries; provided, that, solely for purposes of clause (ii)(y)(A) of the definition of “Senior Secured Debt”, “Unrestricted Cash” shall mean cash or cash equivalents of Claire’s Stores or any of the Subsidiaries (other than the Borrower and its Subsidiaries) that would not appear as “restricted” on a consolidated balance sheet of Claire’s Stores or any of the Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary identified on Schedule 1.01B and (2) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of the Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of the Subsidiaries shall be deemed to have been made under Section 6.04(j) and (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j); provided, further, that at the time of the initial Investment by the Borrower or any of the Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties have been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iv) both before and after giving effect to such designation, the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 6.01(z) and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive. Unrestricted Subsidiaries shall not be subject to the affirmative or negative covenants, or, except as specified in the definition of “Subsidiary,” Event of Default provisions contained in this Agreement.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Loans

SECTION 2.01. Debt Exchange. On the Closing Date, upon the satisfaction of the conditions set forth in Article IV, each Initial Lender severally agrees to deliver Existing Indebtedness in exchange for Loans in a principal amount for each such Initial Lender set forth opposite its name on Schedule 2.01 hereto. Once repaid, the Loans may not be reborrowed.

SECTION 2.02. [Reserved].

SECTION 2.03. Procedure for Closing. Each Initial Lender shall deliver Existing Indebtedness held by it in an amount set forth in the Joinder delivered by such Initial Lender in connection with the Exchange Transactions. Each Initial Lender that has taken the actions described in the preceding sentence shall be deemed to have made on the Closing Date, and shall have made, a Loan in the aggregate principal amount set forth opposite its name on Schedule 2.01 hereto. For the avoidance of doubt, the cashless exchange of Loans for Existing Indebtedness shall be the only means by which the Lenders shall make the Loans hereunder, and nothing in this Agreement shall (i) require any Lender to make its Loans by making funds available to the Administrative Agent or the Borrower or (ii) require the Administrative Agent to make any Loans or make funds available to the Borrower.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. [Reserved].

SECTION 2.08. [Reserved].

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by such Lender and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(e) The outstanding unpaid principal balance and all accrued and unpaid interest on the Loans shall be due and payable on the Maturity Date.

SECTION 2.10. [Reserved].

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Prior to any prepayment of the Loans, the Borrower shall notify the Administrative Agent in writing not later than 2:00 p.m., Local Time, one (1) Business Day before the scheduled date of such prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Loans. Each prepayment of Loans shall be applied to the Loans such that each Lender receives its ratable share of such prepayment (based upon the respective Loans held by the Lenders at the time of such prepayment). Prepayments of Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.12. [Reserved].

SECTION 2.13. Interest.

(a) The Loans shall bear interest at a rate of 9.00% per annum. Subject to the immediately following sentence, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon the Maturity Date; provided, that (x) interest accrued pursuant to Section 2.13(b) shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Notwithstanding the foregoing, interest accrued (such interest, the “PIK Amount”) on each Loan held by a Lender that is an Affiliate of the Borrower (each such Loan, an “Affiliate Loan”) shall not be payable in cash on each Interest Payment Date and upon the Maturity Date, but shall instead automatically be added to the principal amount of such Affiliate Loan on each Interest Payment Date and upon the Maturity Date and shall thereafter constitute principal for all purposes of this Agreement (such amount, inclusive of all PIK Amounts, the “PIK Interest”). The principal amount of the Loans increased by the addition of any PIK Amount may be evidenced in writing only by the Administrative Agent (at the direction of the Required Lenders), which writing shall be deemed to be correct absent manifest error.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c) All interest hereunder shall be computed on the basis of a year of 365 days or 366, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. [Reserved].

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Taxes, except where required by applicable law. If any applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) to the extent the deduction is on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally eligible to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law, or as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate. In addition, each Lender shall deliver such forms, if legally eligible to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate.

(f) Without limiting the generality of Section 2.17(e) above:

(A) (i) If a payment made to a Lender under any Loan Document would be subject withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Notwithstanding anything herein to the contrary, the Borrower hereby agrees that the Administrative Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with FATCA for which the Administrative Agent shall not have liability. The Borrower agrees to indemnify and hold harmless the Administrative Agent for any losses it may suffer due to actions it takes to comply with FATCA. The terms of this section shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent.

(B) Each Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent two executed originals of Internal Revenue Service Form W 9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

(C) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any form pursuant to this section that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or Lender has received a refund (in cash or as an offset against other Taxes of the same type payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Borrower or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.17 or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, then unless otherwise provided with respect to such payment, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied first, to all fees and expenses then due and payable to the Administrative Agent, second, to all fees and expenses then due and payable to the Lenders, third, to accrued and unpaid interest on the Loans until paid in full, fourth, to the aggregate outstanding principal amount of the Loans until paid in full, fifth, to all other outstanding Obligations until paid in full, and sixth, to the Borrower or otherwise in accordance with applicable law.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption (but shall be under no obligation to do so), distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from payments required to be made with respect to Indemnified Taxes pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non Consenting Lender by deeming such Non Consenting Lender to have assigned its Loans hereunder to one or more assignees; provided, that: (a) all Obligations of the Borrower owing to such Non Consenting Lender being replaced shall be paid in full to such Non Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.20. AHYDO. Notwithstanding anything to the contrary contained in this Agreement, if (1) the Loans remain outstanding after the fifth anniversary of the Closing Date and (2) the aggregate amount of the accrued but unpaid interest on the Loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any Testing Date (as defined below) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as defined below), then all such accrued but unpaid interest on the Loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Borrower to the Lenders on such Testing Date, it being the intent of the parties hereto that the Loans will not be treated as an “applicable high yield debt obligation” under Sections 163(e)(5) and Section 163(i) of the Code and shall be interpreted consistently with such intent. For these purposes, the “Maximum Accrual” is an amount equal to the product of the Loans’ issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any regularly scheduled date on which interest is required to be paid hereunder and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on the Loans is made.

SECTION 2.21. OID. The Borrower and the Lenders agree that: (i) the Loans are debt for federal income tax purposes; (ii) the Loans of each Lender constitute a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), such debt instrument is treated as issued with original issue discount (“OID”) solely as a result of the PIK Interest, and such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4; (iii) any calculation by the Borrower regarding the amount of OID for any accrual period on the Loans shall be subject to the review and approval of the Lenders; and (iv) they will adhere to this Agreement for federal income tax purposes and not take any action or file any tax return, report or declaration inconsistent herewith unless otherwise required due to a change in law. The inclusion of this Section 2.21 is not an admission by any Lender that it is subject to United States taxation.

ARTICLE III

Representations and Warranties

On the Closing Date, immediately after giving effect to the Exchange Transactions, the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Exchange Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of the Borrower, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, other than Permitted Liens.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Exchange Transactions, except for (a) such as have been made or obtained and are in full force and effect, (b) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (c) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements. The summary condensed consolidated financial information of the Borrower (i) as of and for the fiscal year ended, January 31, 2016, and (ii) as of and for the three months ended April 30, 2016, which in each case has been derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same period, copies of which have heretofore been furnished to each Lender, were prepared in accordance with GAAP consistently applied throughout the period covered thereby and present fairly in all material respects the consolidated financial position of the Borrower as at such date and the consolidated results of operations and cash flows of the Borrower for the fiscal year then ended.

SECTION 3.06. Subsidiaries.

(a) Schedule 3.06(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower other than Immaterial Subsidiaries and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of the Borrower or as set forth on Schedule 3.06(b).

SECTION 3.07. Litigation.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Investment Company Act. None of the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. [Reserved].

SECTION 3.10. Tax Returns. Except as set forth on Schedule 3.10:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed or caused to be filed all Tax returns required to have been filed by it and each such Tax return is true and correct;

(b) Each of the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), except for Taxes, which if not paid or adequately provided for, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.11. Employee Benefit Plans. The Borrower and the Subsidiaries are in compliance with (i) all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of the jurisdiction of such entity and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of applicable labor law dealing with fair labor standards; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Exchange Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries is bound.

SECTION 3.13. Insurance. As of the Closing Date, all material insurance maintained by or on behalf of the Borrower and the Subsidiaries is in full force and effect.

SECTION 3.14. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.15. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.15, (a) the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person.

SECTION 3.16. Anti-Money Laundering and Economic Sanctions Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of the Borrower or such Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries or its Affiliates or any director, officer, employee, agent, Affiliate or representative of the Borrower or such Subsidiary or Affiliate (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any of its Subsidiaries or its Affiliates located, organized or resident in a country or territory that is the subject of Sanctions.

(b) No Specified Person will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any person for the purpose of financing the activities of or with any person or in any country or territory that, at the time of funding, is an Embargoed Person.

(c) Except to the extent conducted in accordance with applicable law, neither Borrower nor any of its Subsidiaries and Affiliates and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(d) Except as otherwise disclosed in Schedule 3.16, to the Borrower’s knowledge, within the past five years, each of the Borrower and its Subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

SECTION 3.17. Anti-corruption Laws. None of the Borrower and its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Borrower or such Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrower and its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

SECTION 3.18. Federal Reserve Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

ARTICLE IV

Conditions of Closing Date

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans shall become effective on the first date on which:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received an executed Joinder from each Initial Lender.

(c) The Exchange Transactions have been consummated in accordance with their terms and all conditions precedent thereto have been satisfied or waived.

(d) The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion (or opinions) of Morgan, Lewis & Bockius LLP, special New York counsel for the Borrower, and of Hassans International Law Firm, special Gibraltar counsel for the Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such matters relating to the Loan Documents as the Lenders shall reasonably request.

(e) The Administrative Agent shall have received from the Borrower each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate of incorporation and the memorandum and articles of incorporation of the Borrower, including all amendments thereto, certified as of a recent date by the corporate secretary of the Borrower, and a certificate as to the good standing of the Borrower as of a recent date issued by the Registrar of Companies in Gibraltar;

(ii) a certificate of a director or similar officer of such person dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(B) that the certificate of incorporation and the memorandum and articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower, and

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such person;

(iii) a certificate of a director or another officer as to the incumbency and specimen signature of the director or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent, the Lenders on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(f) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

(g) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(h) No Event of Default or Default shall have occurred and be continuing.

(i) The Administrative Agent shall have received the Fee Letter executed by the Borrower.

For purposes of determining compliance with the conditions specified in this Article IV, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless a Responsible Officer of the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Administrative Agent and each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 90 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), for each fiscal year (commencing with the fiscal year ending on or about January 31, 2017), a condensed consolidated balance sheet and related statements of operations, comprehensive income and stockholder’s equity which in each case has been derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same period showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the condensed consolidated results of their operations during such year, which condensed consolidated balance sheet and related statements of operations, comprehensive income and stockholder’s equity shall be, as derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same period, audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such condensed consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a condensed consolidated basis in accordance with GAAP, subject to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the SEC of annual reports on Form 10-K of Claire’s Stores and its consolidated Subsidiaries, or delivery by the Claire’s Stores of such reports, shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q), for each of the first three fiscal quarters of each fiscal year, a condensed consolidated balance sheet and related statements of operations and comprehensive income showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the condensed consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all of which shall be in reasonable detail and which condensed consolidated balance sheet and related statements of operations and comprehensive income shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a condensed consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes, and to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the SEC of quarterly reports on Form 10-Q of Claire’s Stores and its subsidiaries, or the delivery by Claire’s Stores of such reports, shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period and (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”; (y) certifying a list of names of all Unrestricted

Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary and (z) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations); and

(d) Within 15 days after filed with the SEC, any reports of Claire’s Stores filed on Form 8-K (it being understood that the filing with the SEC of reports on Form 8-K of Claire’s Stores and its subsidiaries, or the delivery by Claire’s Stores of such reports, shall satisfy the requirements of this Section 5.04(d)).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; and

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent (acting at the written direction of Required Lenders) or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent (acting at the written direction of Required Lenders) or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. [Reserved].

SECTION 5.09. Fiscal Year; Accounting. Cause its fiscal year to end on the Saturday closest to January 31, unless prior written notice of a change is given to the Administrative Agent.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each the Administrative Agent and Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents, the Additional Term Loan Facility, the Permitted Senior Indebtedness and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements;

(d) [Reserved];

(e) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(f) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower; provided, that (i) Indebtedness of any Subsidiary owing to the Borrower shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to any Subsidiary shall, to the greatest extent permitted by applicable law, be subordinated to the Obligations on substantially the same terms as intercompany loans are required to be subordinated under the credit agreement for the Additional Term Loan Facility;

(g) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(i) Capital Lease Obligations or other obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Leaseback Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(j) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that (A) in each case, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the amount of Indebtedness incurred pursuant to this paragraph (j) shall not exceed the greater of $75 million and 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(k) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof; provided, that, if immediately after giving effect to such transaction, the Total Net Secured Leverage Ratio of the Borrower on a Pro Forma Basis would be greater than 5.00:1.00, then the amount of Indebtedness incurred pursuant to this paragraph (k), when combined with the Remaining Present Value of outstanding leases permitted under Section 6.03, shall not exceed the greater of $75 million and 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04; provided, further, that any lease arrangements that are not (or, if entered into after the Closing Date, would not have been) Capital Lease Obligations as of the Closing Date but subsequently become Capital Lease Obligations whether as a result of (x) any changes in GAAP or (y) any changes in the terms of such arrangements required in connection with the ordinary course renewal or extension thereof, shall not constitute Capital Lease Obligations hereunder or for any other provision of this Agreement;

(l) [Reserved];

(m) intercompany loans and advances from the Borrower to Claire’s Stores;

(n) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $100 million and 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(o) Guarantees (i) by the Borrower of any indebtedness or obligations of the Borrower permitted to be incurred under this Agreement, (ii) by the Borrower of Indebtedness otherwise permitted hereunder of any Subsidiary to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v), (iii) by any Subsidiary of Indebtedness of another Subsidiary and (iv) by the Borrower of Indebtedness of Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(z) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower under this Section 6.01(o) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations;

(p) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(q) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(t) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(u) Indebtedness in connection with Permitted Receivables Financings;

(v) [Reserved];

(w) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $25 million or 1.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(x) Indebtedness issued by the Borrower or any Subsidiary to any Parent Entity permitted by Section 6.06;

(y) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) (i) Other Indebtedness incurred by the Borrower; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (B) (x) the Fixed Charge Coverage Ratio of the Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00:1.00 determined on a Pro Forma Basis, as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four quarter period, and (ii) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(aa) Indebtedness of Subsidiaries (other than Indebtedness owed to the Borrower or another Subsidiary) in an aggregate amount not to exceed at any time outstanding the greater of $50 million and 1.5% of Consolidated Total Assets at the time of such incurrence;

(bb) Indebtedness of (x) the Borrower or any Subsidiary incurred to finance an acquisition or (y) Persons that are being acquired by the Borrower or any Subsidiary or merged, consolidated or amalgamated with or into the Borrower or any Subsidiary in accordance with the terms of this Agreement; provided, that after giving effect to such acquisition or merger, consolidation or amalgamation, either (A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness under Section 6.01(z) or (B) the Fixed Charge Coverage Ratio of the Borrower would be equal to or greater than immediately prior to such acquisition or merger, consolidation or amalgamation; and

(cc) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (bb) above.

For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner and at any time that complies with this Section 6.01; and

(ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien (other than a Permitted Lien (as defined below)) on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof unless the Loans are equally and ratably secured with (or on a senior basis, in the case of obligations subordinated in right of payment to the Loans) the obligations secured until such time as such obligations are no longer secured by a Lien; provided, however, that the provisions of this Section 6.02 shall not apply to the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date securing Indebtedness of the Borrower and the Subsidiaries (i) set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions of such Indebtedness and (ii) permitted under Section 6.01(b) and Liens securing Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness as permitted by Section 6.01; provided, that (i) Liens securing Indebtedness set forth on Schedule 6.02(a)

shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) Indebtedness permitted under Section 6.01(b) secured by Liens as of the Closing Date (and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) may be secured by Liens on after-acquired property or assets to the extent otherwise permitted under this Section 6.02;

(b) [Reserved];

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(j); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (d) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with any workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(k) (limited to the assets subject to such Indebtedness);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens on not more than $30 million of deposits securing Swap Agreements;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(g), (k) or (n) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets or Equity Interests, of any Subsidiary securing Indebtedness of a Subsidiary permitted under Section 6.01;

(u) other Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01; provided, that with respect to Liens securing obligations permitted under this Section 6.02(u), at the time of incurrence and after giving pro forma effect to such Indebtedness, the Total Net Secured Leverage Ratio of the Borrower would not exceed 4.75:1.00;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower or any Subsidiary;

(dd) Liens on not more than $30 million of deposits securing Swap Agreements; and

(ee) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $30 million.

SECTION 6.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP (a “Sale and Leaseback Transaction”); provided, that a Sale and Leaseback Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Subsidiary that is acquired after the Closing Date so long as such Sale and Leaseback Transaction is consummated within 270 days of the acquisition of such property, and (b) with respect to any property owned by the Borrower or any Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Sections 6.01(k) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $150 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) intercompany loans and advances from the Borrower to Claire’s Stores;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Borrower pursuant to clause (i) in Subsidiaries plus (B) net intercompany loans made after the Closing Date to Subsidiaries pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of (1) $150 million and (2) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)), plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y); provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries and (y) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business consistent with past practice shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $5 million and 0.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Claire’s Stores (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (u) and (ee);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (i) the greater of $150 million and 5.0% of

Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus, (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date pursuant to another Investment the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, any Investment in such person outstanding under this Section 6.04(j) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries and Guarantees by Subsidiaries permitted by Section 6.01(o);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any of the Subsidiaries as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Claire’s Stores, any Parent Entity, the Borrower or the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Claire’s Stores or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Claire’s Stores (or any Parent Entity);

(r) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(s) Investments in connection with the consummation of the Exchange Transactions;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments by the Borrower and the Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 of this Agreement);

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments received substantially contemporaneously in exchange for Equity Interests of Claire’s Stores; provided, that such Investments are not included in any determination of Cumulative Credit;

(y) Investments arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments in joint ventures not in excess of the greater of $65 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that if any Investment pursuant to this clause (bb) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date pursuant to another Investment the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, any Investment in such person outstanding under this Section 6.04(bb) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (bb) for so long as such person continues to be a Subsidiary of the Borrower.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division or business unit of any other person unless (i) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of, and (ii) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash equivalents; provided that (x) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets, (y) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of receipt thereof (to the extent of the cash received) and (z) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all others Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of 3.0% of Consolidated Total Assets and $100 million at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case, shall be deemed to be cash equivalents for the purposes of this Section 6.05; and provided, further, that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into or with the Borrower in a transaction in which the Borrower is the survivor and no person other than the Borrower receives any consideration, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any other Subsidiary, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (iv) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by the Borrower to a Subsidiary in reliance on this paragraph (c) shall be made in compliance with Section 6.07;

(d) [Reserved];

(e) Sale and Leaseback Transactions permitted by Section 6.03;

(f) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (h) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets, sold, transferred, leased or otherwise disposed of in reliance under this paragraph (h) shall not exceed, in any fiscal year of the Borrower, the greater of (x) $200 million and (y) 6.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease or license or other disposition for which financial statements have been delivered pursuant to Section 5.04 and (ii) no Default or Event of Default exists or would result therefrom;

(i) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower is the surviving corporation and (ii) involving a Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(k) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(l) Permitted Business Acquisitions and purchases of assets useful in the business of the Borrower and its Subsidiaries made within 18 months following any Asset Sale in an amount not to exceed the proceeds from such Asset Sale;

(m) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(n) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $25 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower; provided, further, that (A) no Default or Event of Default exists or would result therefrom and (B) the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (n) shall not exceed, in any fiscal year of the Borrower, the greater of $200 million and 6.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04; and

(o) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and the Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; provided, that the net investment in the Equity Interests of the Subsidiary would be permitted by Section 6.04 if made on the date of such disposition.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) the Borrower may make Restricted Payments, in the form of cash, cash equivalents or dividends in kind constituting Indebtedness, to any Parent Entity; and

(c) the Borrower may make Restricted Payments on or following the Closing Date in connection with the consummation of the Exchange Transactions.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of the Borrower in a transaction involving aggregate consideration in excess of $10 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement, (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate or (iii) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $25 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate transaction and set forth in a certificate of a Responsible Officer certifying that such Affiliate transaction complies with clause (i) of this Section 6.07(a).

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Claire’s Stores or of the Borrower,

(ii) loans or advances to employees or consultants of Claire’s Stores (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Claire’s Stores, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of Claire’s Stores or any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Subsidiaries),

(v) (A) transactions pursuant to the Exchange Transaction Documents and (B) permitted transactions, agreements and arrangements in existence on or following the Closing Date and set forth on Schedule 6.07 or any amendment thereto (to the extent such amendment is not adverse to the Lenders in any material respect, as determined in good faith by the Borrower) or transaction contemplated thereby,

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to Claire’s Stores (and any Parent Entity);

(viii) any purchase by the Borrower of the Equity Interests of the Subsidiaries;

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith,

(x) transactions with Claire’s Stores, subsidiaries of Claire’s Stores or Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent (acting at the written direction of Required Lenders), which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate,

(xii) [Reserved],

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $6.0 million and 2.0% of EBITDA for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 2.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services,

(xv) the issuance, sale, transfer of Equity Interests of the Borrower to Claire’s Stores,

(xvi) payments by Claire’s Stores (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Claire’s Stores (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xvii) transactions pursuant to any Permitted Receivables Financing,

(xviii) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Claire’s Stores or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries,

(xx) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity,

(xxi) transactions permitted by, and complying with, the provisions of (x) Section 6.04(b) and Section 6.05(b), or

(xxii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower in a certificate delivered to the Administrative Agent) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness which is contractually subordinated to the Loans or any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing or any Preferred Stock or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (B) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Claire’s Stores from the issuance, sale or exchange by Claire’s Stores (or any direct or indirect parent of Claire’s Stores) of Equity Interests made within eighteen months prior thereto, (C) the conversion of any Junior Financing to Equity Interests of Claire’s Stores or any of its direct or indirect parents, (D) payments in respect of Indebtedness of Claire’s Stores, (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $50 million and (y) the Cumulative Credit which the Borrower elects to apply and (F) Refinancings permitted by Section 6.01(n) or 6.01(z); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary other than those arising under any Loan Document, except restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or listed in Section 6.01(b) or any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(n) or 6.01(z) or Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(b)(i) and 6.09(b)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf shall cause such Material Indebtedness to become due prior to its scheduled maturity as a result of an event of default thereunder (with all applicable grace periods having expired) or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries or (iii) the winding up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $35 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment; or

(k) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent acting at the written direction of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment.

(a) Each Lender (in its capacity as a Lender) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. (a) Neither the Administrative Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to a Responsible Officer of the Administrative Agent in writing by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document.

(b) The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.

(c) The Administrative Agent has accepted and is bound by this Agreement and the other Loan Documents executed by the Administrative Agent as of the date of this

Agreement and, as directed in writing by the Required Lenders, the Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of the Administrative Agent. The Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which the Administrative Agent is a party).

(d) No written direction given to the Administrative Agent by the Required Lenders or the Borrower that in the sole judgment of the Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon the Administrative Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon the Administrative Agent unless the Administrative Agent elects, at its sole option, to accept such direction.

(e) The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(f) In no event shall the Administrative Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g) The Administrative Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Administrative Agent.

(h) Delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

(i) The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or (ii) required to take any enforcement action against the Borrower or any other obligor outside of the United States.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Closing Date. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable. If the Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby shall require the Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. Subject to Section 8.04, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such upon demand (and with respect to any EEA Financial Institution, such amounts shall be deemed due and payable no later than six (6) days after demand therefor) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Loans hereunder) (determined at the time such indemnity is sought), from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, charges, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, charges, suits, costs, expenses or disbursements to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the resignation or removal of the Administrative Agent, the payment of the Loans and all other amounts payable hereunder and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.

SECTION 8.08. Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent until such time, if any, as the Required Lenders appoint a successor administrative agent. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10. [Reserved].

SECTION 8.11. Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(f) The Administrative Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Borrower shall provide to the Administrative Agent an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Borrower whenever a person is to be added or deleted from the listing. If the Borrower elects to give the Administrative Agent Instructions using Electronic Means and the Administrative Agent in its discretion elects to act upon such Instructions, the Administrative Agent’s understanding of such Instructions shall be deemed controlling. The Borrower understands and agrees that the Administrative Agent cannot determine the identity of the actual sender of such Instructions and that the Administrative Agent shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Administrative Agent have been sent by such authorized officer. The Borrower shall be responsible for ensuring that only authorized officers transmit such Instructions to the Administrative Agent and that the Borrower and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower. The Administrative Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from such Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Borrower agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Administrative Agent, including without limitation the risk of the Administrative Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Administrative Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Administrative Agent immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Administrative Agent, or another method or system specified by the Administrative Agent as available for use in connection with its services hereunder.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder or the termination of this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent or, with respect to the Administrative Agent, acknowledgment (such consent or acknowledgement not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course; and

(B) the Administrative Agent; provided, that no acknowledgement of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to the Borrower or an Affiliate of the Borrower made in accordance with
Section 9.04(h).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless the Borrower otherwise consents; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be the Borrower or any Affiliate of the Borrower except in accordance with Section 9.04(h).

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. The Administrative Agent shall have no responsibility to determine whether an assignee is an Approved Fund.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the

Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii) or (iv) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (d)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) or the entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and the Borrower for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 9.04(h)), the Borrower or any Affiliate of the Borrower may purchase by way of assignment and become an Assignee with respect to Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) upon consummation of any such Permitted Loan Purchase, any Loans purchased by the Borrower or any of its Subsidiaries shall be deemed to be automatically and immediately cancelled and extinguished and the Borrower will promptly notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of the Loans purchased by the Borrower, (B) in connection with any such Permitted

Loan Purchase, the Borrower or Affiliate of the Borrower, as applicable, and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to Assignments under this Section 9.04 and (D) no Default or Event of Default would exist immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out of pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Loans or the administration of this Agreement (including expenses incurred in connection with due diligence and the reasonable fees, disbursements and charges of counsel to the Administrative Agent) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Exchange Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Lindquist & Vennum LLP, counsel for the Administrative Agent and, if necessary, the reasonable fees, charges and disbursements of such additional counsel as the Administrative Agent may require, and (ii) all out of pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, obligations, liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), imposed or, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Exchange Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, obligations, liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent or any Lender shall be treated as several and separate

Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the resignation or removal of the Administrative Agent, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses with respect to a non-Tax claim.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on any Loan without the prior written consent of each Lender directly affected thereby,

(ii) decrease the fees of any Lender or the Administrative Agent without the prior written consent of such Lender or the Administrative Agent, as applicable,

(iii) extend any date on which payment of interest on any Loan or any fees is due, without the prior written consent of each Lender adversely affected thereby, or

(iv) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, any fee letter entered into between the Borrower and any Agent in connection with this Agreement shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.15(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d) each party hereto agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction.

SECTION 9.16. Confidentiality. Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in violation of this Section 9.16, (b) has been independently developed by such Lender or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower) and shall not reveal the same other than to its directors, trustees, officers, employees, accountants, auditors and attorneys and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to other Lenders and to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person is subject to this Section 9.16 or shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

SECTION 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. IN NO EVENT SHALL THE AGENTS HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF BORROWER MATERIALS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

SECTION 9.18. [Reserved].

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Lenders from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.21. Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower, excluding (x) the Borrower and its Subsidiaries and (y) any Debt Fund Affiliate Lender (each, an “Affiliate Lender”; it being understood that (x) any Loan purchased by the Borrower or its Subsidiaries shall be automatically cancelled and extinguished pursuant to Section 9.04(h) and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04(h), subject in the case of Affiliate Lenders, to this Section 9.21), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case prior to a Bankruptcy Event, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a), it being understood that the Administrative Agent may only act in such capacity prior to the occurrence of a Bankruptcy Event.

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (1) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (2) receive any information or material prepared by or on behalf of the Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (3) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have represented to the assigning Lender in the applicable assignment and assumption agreement, and notified the Administrative Agent in writing that it is (or will be, following the consummation of such assignment) an Affiliate Lender.

SECTION 9.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other person and (B) none of the Administrative Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent or the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by applicable law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first set forth above.

BORROWER:

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

By:
Name: Stephen Sernett
Title: Director

Signature Page to Claire’s (Gibraltar) Term Loan Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name: Meghan H. McCauley
Title Assistant Vice President

Signature Page to Claire’s (Gibraltar) Term Loan Credit Agreement

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrower:	Claire’s (Gibraltar) Holdings Limited

4.	Administrative Agent:	Wilmington Trust, National Association, as administrative agent for the Lenders under the Credit Agreement.

[1]	Select as applicable.

5.	Credit Agreement:	Credit Agreement, dated as of September 20, 2016 (as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company, (the “Borrower”), the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent for the Lenders.

6.	Assigned Interest:

Aggregate Amount of Loans	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$	%

Effective Date:              , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Acknowledged:]3

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

[3]	To be added only if the acknowledgment of the Administrative Agent is required pursuant to Section 9.04 of the Credit Agreement.

3

[Consented to:]4

[CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED]

By:
Name:
Title:

[4]	To be added only if the consent of the Borrower is required pursuant to Section 9.04 of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes each Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to such Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

6

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

Reference is made to the Term Loan Credit Agreement (as amended, supplemented or otherwise modified prior to the Closing Date, the “Credit Agreement”), among Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company (the “Borrower”), Wilmington Trust, National Association, as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the lenders from time to time party thereto.

SECTION 1.01. Defined Terms. Capitalized terms not defined herein (including in the caption hereto) shall have the meanings ascribed to them in the Credit Agreement.

SECTION 1.02. Joinder. (a) By execution of this Joinder Agreement (this “Joinder”), the undersigned (the “Joining Party”) shall, on the date on which the conditions set forth below in Section 1.04 have been satisfied (such date, the “Joinder Effective Date”), become a Lender of Loans under the Credit Agreement in an amount of Loans such Joining Party is entitled to receive pursuant to the Exchange Transactions in respect of its Notes (as defined below), which will be set forth on Schedule 2.01 to the Credit Agreement delivered to the Administrative Agent on or prior to the Closing Date and which amount such Joining Party hereby acknowledges to be true and accurate.

(b) The Joining Party, by execution of this Joinder, hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Lender under the Credit Agreement from and after the Effective Date.

SECTION 1.03. Representations and Warranties. By execution of this Joinder, the Joining Party hereby represents and warrants:

(a) [that the Joining Party is an “Eligible Holder” as such term is defined in the Exchange Transaction Documents;]1

(b) that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

(c) that it has furnished (or, prior to the Closing Date, will furnish) to the Administrative Agent the Administrative Questionnaire and an executed (i) IRS Form W-9 or (ii) appropriate IRS Form W-8 (including a certificate of incorporation or other governing document in the case of delivery of an appropriate IRS Form W-8);

(d) that it has, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder and become party to the Credit Agreement and each other Loan Document as a Lender; and

[1]	Do not include if Borrower has agreed to waive this requirement with respect to the Joining Party as notified by the Borrower to the Administrative Agent.

(e) that set forth on Schedule A hereto, opposite the name of such Joining Party, is the amount of the Borrower’s Notes (as defined in the Exchange Transaction Documents) tendered by such Joining Party in the Exchange Transactions and the individual Voluntary Offer Instruction Number (each, a “VOI Number”) corresponding to the tender of such notes through The Depository Trust Company’s Automated Tender Offer Program (e.g., “ATOP”); provided, that notwithstanding the amount set forth on Schedule A, the amount of Loans the Joining Party is entitled to receive pursuant to the Exchange Transactions in respect of such Joining Party’s Notes will be set forth on Schedule 2.01 to the Credit Agreement.2

SECTION 1.04. Conditions. The Joinder Effective Date is subject to the satisfaction of the following condition precedent on or before the Closing Date: the Administrative Agent shall have executed a counterpart signature page to this Joinder and delivered it to the Joining Party.

SECTION 1.05. Applicable Law. THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 1.06. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 1.02. Delivery of an executed counterpart to this Joinder by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 1.07. Headings. The Section headings used herein are for convenience of reference only, are not part of this Joinder and are not to affect the construction of, or to be taken into consideration in interpreting, this Joinder.

SECTION 1.08. Administrative Agent. The parties hereto agree that the Administrative Agent shall be afforded all of the rights, protections, indemnities, immunities and privileges afforded to it under the Credit Agreement in connection with the execution of this Joinder and performance of its obligations hereunder.

[Remainder of Page Left Intentionally Blank]

[2]	To be modified if Borrower has agreed to alternative delivery mechanic.

IN WITNESS WHEREOF, the parties hereto have duly executed this Joinder as of the date set forth on the signature pages hereto.

JOINING PARTY:	[NAME OF INSTITUTION]

By:
Name:
Title:

Date:

If a second signature is necessary

By:
Name:
Title:

SCHEDULE A

	Amount of 8.875% Senior Secured Second Lien Notes due 2019 Tendered ($)	VOI Number
[NAME OF INSTITUTION]

	Amount of 7.750% Senior Notes due 2020 Tendered ($)	VOI Number
[NAME OF INSTITUTION]

	Amount of 10.500% Senior Subordinated Notes due 2017 Tendered ($)	VOI Number
[NAME OF INSTITUTION]

[Signature Page to Claire’s Gibraltar Joinder Agreement]

BORROWER:	CLAIRE’S (GIBRALTAR) HOLDINGS
LIMITED

By:
Name:
Title:

Date:

[Signature Page to Claire’s Gibraltar Joinder Agreement]

Accepted and agreed:

ADMINISTRATIVE AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Date:

[Signature Page to Claire’s Gibraltar Joinder Agreement]

EXHIBIT C

[FORM OF]

PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Credit Agreement, dated as of September 20, 2016 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company (the “Borrower”), the lenders from time to time party thereto (“Lenders”), and Wilmington Trust, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the [                    ]1 agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Section 9.04(h)), the interest described in Schedule 1 hereto in and to the Assignor’s rights and obligations under the Credit Agreement in a principal amount of the Loans as set forth on Schedule 1 hereto (the “Assigned Interest”).

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other obligor or the performance or observance by the Borrower or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Interest. To the extent the Assignor has retained any interest in the Obligations under the Credit Agreement and holds a Note evidencing such interest, the Assignor hereby requests that the Administrative Agent exchange the attached Note or Notes for a new Note or Notes payable to the Assignor, in each case, in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

[1]	Specify Borrower or applicable Affiliate of the Borrower.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; and (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest.

4. The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). [Following the execution of this Permitted Loan Purchase Assignment and Acceptance, the Assigned Interest shall be deemed to be automatically and immediately (contributed to the Borrower, if applicable, and) cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest pursuant to Section 9.04(h) of the Credit Agreement.]2

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.

6. As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by electronic means shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.

8. This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows.]

[2]	Include bracketed language in Section 4 if the Assignee is the Borrower or a Subsidiary.

2

IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME],
as Assignor

By:
Name:
Title:

[INSERT NAME],
as Assignee

By:
Name:
Title:

[Signature Page to the Permitted Loan Purchase Assignment and Acceptance]

SCHEDULE 1

Assigned Interests

Amount of Loans Assigned	Aggregate Amount of Outstanding Loans	Percentage Assigned of Outstanding Loans[3]

[3]	Set forth, to at least 9 decimals, as a percentage of the outstanding Loans of all Lenders under the Credit Agreement.

Schedules to $60MM Gibraltar Agreement

SCHEDULE 1.01A

Immaterial Subsidiaries

Claire’s China Services
Claire’s European Distribution Limited
Claire’s Netherlands B.V.
Claire’s Poland Sp. Z o.o.
Claire’s Hungary Kft.
Claire’s Czech Republic s.r.o.
WhiteClaire’s Accessorrios Portugal Unipessoal LDA
RSI International Ltd.
BMS Fashion Corp.
Claire’s Stores (Shanghai) Limited
Claire’s Stores Hong Kong Limited
Claire’s European Services Limited
Claire’s Luxembourg S.a.r.l.

SCHEDULE 1.01B

Unrestricted Subsidiaries

None.

SCHEDULE 2.01

Initial Lenders

Lender	Commitment in $
SC Credit Opportunities Mandate LLC	141,498.60
Brigade Opportunistic Credit LBG Fund Ltd.	868,505.05
Big River Group Fund SPC Limited - Bond Segregated Portfolio	73,462.40
Brigade Leveraged Capital Structures Fund Ltd.	2,952,061.50
Brigade Credit Fund II Ltd.	2,320,326.60
Texas Absolute Credit Opportunities Strategy LP	120,524.25
Brigade Opportunistic Credit Fund - ICIP, Ltd.	269,640.40
Brigade Opportunistic Credit Fund 16 LLC	170,403.55
Saba Capital Series LLC Series 1	94,114.11
Saba Capital Master Fund, Ltd.	52834.85
Brigade Distressed Value Master Fund Ltd.	386,616.75
The Coca-Cola Company Master Retirement Trust	303,032.40
U.S. High Yield Bond Fund	65,844.85
Elliot International, L.P.	9,363,740.53
The Liverpool Limited Partnership	4,406,507.57
SEI Institutional Investments Trust-High Yield Bond Fund	334,546.10
SEI Institutional Managed Trust-High Yield Bond Fund	245,639.90
Blue Falcon Limited	75,653.75
Delta Master Trust	245,118.15
JPMorgan Chase Retirement Plan	66,784.00
AllianceBernstein Multi-Manager Alternative Strategies Fund	12,000.25
Goldman Sachs Trust II - Goldman Sachs Multi Manager Alternatives Fund	204,212.95
Los Angeles County Employees Retirement Association	513,923.75
Goldman Sachs Funds II SICAV - Goldman Sachs Global Multi-Manager Alternatives Portfolio	34,331.15
FedEx Corporation Employees’ Pension Trust	236,248.40
Tasman Fund LP	581,542.55
Future Directions Credit Opportunities Fund	84,940.90
SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund	128,141.80
Solus Opportunities Fund 5 LP	12,000.25
VII Peaks Co-Optivist Income BDC II, Inc.	187,990.55
Sola Ltd.	317,224.00
Ultra Master Ltd.	24,000.50
VII Peaks Co-Optivist B Fund II, LLC	20,556.95
VII Peaks Co-Optivist R Fund I, LLC	1,356.55

State Street Global Advisors	445,991.90
Morgan Stanley + Co LLC	208.70
Saba Capital Leveraged Master Fund, Ltd	33,962.46
Saba Capital Master Fund II, Ltd	248,445.08
FFI Fund Ltd.	821,646.00
Ares Special Situations Fund III, L.P.	516,984.88
Ares Special Situations Fund IV, L.P.	3,456,782.10
FYI Ltd.	156,504.00
Claire’s Inc.*	3,828,739.94
AAA Co-Invest VI BC, LTD.*	308,095.93
AAA Co-Invest VI (EHS-BC), LLC*	163,004.65
Apollo Overseas Partners (Delaware 892) VI, L.P. *	361,561.41
Apollo Investment Fund VI, L.P.*	1,288,869.00
Apollo Overseas Partners (Germany) VI, L.P. *	6,039.75
Apollo Overseas Partners VI, L.P.*	354,286.26
Apollo Overseas Partners (Delaware) VI, L.P.*	146,807.14
Euro VI (BC) S.à r.l.*	9,341,022.75
TOTAL COMMITMENT:	$46,394,277.81

Lenders with a * denotes an Affiliate Lender

2

SCHEDULE 3.01

Organization and Good Standing

None.

SCHEDULE 3.04

Governmental Approvals

None.

SCHEDULE 3.06(a)

Subsidiaries*

Name	Jurisdiction	Owner of Equity Interests
Claire’s Fashion Property Corp.	Cayman	100% CSI Luxembourg S.a.r.l.
Claire’s Holding Gmbh	Switzerland	100% Claire’s Holdings S.a.r.l.
Claire’s Accessories UK Ltd	United Kingdom	100% Claire’s Holding Gmbh
CSI Luxembourg S.a.r.l.	Luxembourg	100% Claire’s Holding Gmbh
Claire’s Switzerland Gmbh	Switzerland	100% Claire’s Holding Gmbh
Claire’s Accessories Spain, S.L.	Spain	100% Claire’s Accessories UK Ltd
Claire’s France S.A.S.	France	100% Claire’s Accessories UK Ltd
Claire’s (Gibraltar) Intermediate Holdings Limited	Gibraltar	100% Claire’s (Gibraltar) Holdings Limited
Claire’s Holdings S.a.r.l.	Luxembourg	100% Claire’s (Gibraltar) Intermediate Holdings Limited
Claire’s Germany GmbH	Germany	100% Claire’s Holding Gmbh
Claire’s Italy S.R.L.	Italy	100% Claire’s Accessories UK, Ltd.
Claire’s Belgium B.V.B.A.	Austria	100% Claire’s Accessories UK, Ltd.
Claire’s Austria Gmbh	Belgium	100% Claire’s Holding Gmbh

* This list excludes Immaterial Subsidiaries listed on Schedule 1.01A

SCHEDULE 3.06(b)

Subscriptions

None.

SCHEDULE 3.10

Taxes

None.

SCHEDULE 3.15

Intellectual Property

None.

SCHEDULE 3.16

Anti-Money Laundering Laws

None.

SCHEDULE 6.01

Indebtedness

Subsidiaries have bank credit facilities totaling approximately $2.3 million. These facilities have been arranged in accordance with customary lending practices in their respective countries of operation. As of April 30, 2016, Subsidiaries had a reduction of $2.1 million for outstanding bank guarantees, which reduces the borrowing availability to $0.2 million as of that date.

SCHEDULE 6.02(a)

Liens

None.

SCHEDULE 6.04

Investments

Key money deposits in the amount of $53,000,000 for leases in France.

SCHEDULE 6.07

Transactions with Affiliates

None.

SCHEDULE 9.01

Notice Information

Administrative Agent or Collateral Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention of: Meghan McCauley

Telephone No.: (612) 217-5647

Facsimile No.: (612) 217-5651

E-mail: mmccauley@wilmingtontrust.com

with a copy to:

Lindquist & Vennum LLP

4200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention of: Mark C. Dietzen

Telephone No.: (612) 371-2452

Facsimile No.: (612) 371-3207

E-mail: mdietzen@lindquist.com

Borrower:

Claire’s (Gibraltar) Holdings Limited

3 SW 129th Avenue

Suite 400

Attention: Stephen Sernett, Director

Pembroke Pines, FL 33027

Fax No.: (954) 433-3999

Website: http://www.clairestores.com/phoenix.zhtml?c=68915&p=irol-sec